Principal Terms of Agreement

Date:	January 29, 2015
Issuer:	Momentous Entertainment Group, Inc.
Purchaser:	North Sea Holdings, Inc.
Advisor to North Sea Holdings:	RJ Advisor, LLC
Symbol:	Not yet issued
Exchange:	OTCBB
Security:	Common Stock
Offering:	Purchase of up to $25 million in equity
Term:	12 months with three 12 month extensions
Purchase Process:	The purchaser will purchase a minimum of $60,000 worth of common stock per month and a maximum of $25 million worth of common stock each annually. Purchases except the minimum are at the purchaser discretion.
Restriction of Purchase:	All securities will be newly issued and restricted but must become free trading six months subsequent to purchase.
Purchase Price:	The securities shall be purchased at a price equal to 75% of the previous day's closing price. There shall be a floor price of $0.10 and ceiling price of $1.50
Closing Price:	The Closing Price shall be defined, as the last bid price presented at 4-PM Eastern Standard Time the previous trading day or the last date the OTCBB was open for business with the public.
Effective Date:	This agreement shall become effective on the first day that a traded is executed at or above $0.10 on the OTCBB.
Completion of this Agreement:	This agreement shall be considered complete on the first of the following: 1. All $25 million worth of securities have been purchased or 2.) The period of the 1-year term has expired and both parties no longer wish to sell or purchase the issuer common stock and do not extend the term.
Right of First Refusal:	The purchaser shall have a Right of First Refusal, including the right to participate in any financing conducted by the issuer for a period of three (3) years from the effective date of this agreement. This Right of First Refusal will survive any changes in Company management or ownership.

Condition Issuer must maintain

- No injunction issued or action commenced by any regulator;
- No suspension of trading of the issuers securities;
- All required filing to maintain the issuer as fully reporting shall have been filed as required and on timely bases.

Termination

The purchaser upon any of the following may terminate this agreement at the purchaser discretion:

- Mutual written consent
- Bankruptcy filing under any chapter;
- Issuance of any other financing without the consent of the purchaser;
- Trading suspension for more than three (3) trading days in a row;
- Delinquent filing with the SEC;
- Any events that affects the issuer ability to continue operation;
- A delisting by the OTCBB or any other securities exchange.

This agreement is all of the agreements between the issuer and the purchaser.

Momentous Entertainment, Inc.

Kurt E. Neubauer, Chairman & CEO

North Sea Holdings, Inc.

Robert A. Wilson, President

Robert A. Wilson, President